Exhibit 99.1


Press Release                                              For Immediate Release

Company Contact:

Company Contact:
William Swain, GraphOn Corporation
1.800.GRAPHON
Bill.Swain@GraphOn.com

    GraphOn Corp. Announces Second Quarter 2006 Results; Will Host Investors
                   Teleconference on Thursday August 31, 2006

SANTA CRUZ, CA, USA - August 22, 2006 - GraphOn(R) Corporation (OTCBB: GOJO) (www.graphon.com), a leading developer of business software for remote computing, today announced it will host an investors conference call at 1:00 pm Pacific Daylight Time (4:00 pm Eastern Daylight Time) on Thursday, August 31, 2006. The call will be moderated by Robert Dilworth, GraphOn's CEO and Chairman, and William Swain, GraphOn's CFO. Discussions will include a review of financial results for the second quarter, which ended June 30, 2006. The GraphOn management team will discuss the company's business and will take questions for a limited time following the presentation.

Participants may access the call by phone by dialing (888) 511-3739 ten minutes prior to the call and stating conference ID # 4743259

Financial Highlights

Revenues were approximately $1.5 million for the three-month period ended June 30, 2006, as compared to approximately $1.3 million recorded in the same period of 2005. Revenues were approximately $2.8 million for the six-month period ended June 30, 2006, as compared to approximately $2.5 million for the same period of 2005. The net loss for the three-month period ended June 30, 2006 was approximately $494 thousand, as compared to the approximate $267 thousand net loss for the same period of 2005. The net loss for the six-month period ended June 30, 2006 was approximately $1.1 million, as compared to the approximate $586 thousand net loss for the same period of 2005. The loss per common share on a basic and diluted basis for the quarter ended June 30, 2006 was $0.01 per share as compared with a loss of $0.01 per share for the same quarter of 2005. The loss per common share on a basic and diluted basis for the six-month period ended June 30, 2006 was $0.02 per share as compared with a loss of $0.12 per share for the same period in 2005. The loss per common share for the six-month period ended June 30, 2005 included a loss of $0.10 per common share, resulting from the effect of a $4 million non-cash deemed dividend.

"Commencing on January 1, 2006 we are required to include non-cash stock-option based compensation as an operations expense in accordance with the accounting pronouncement, FASB123R. This additional non-cash expense has significantly contributed to the increase in our net loss over the comparable periods of 2005," commented Mr. Swain.

"We are pleased with the increased revenue that we have achieved in both the current quarter and the six months to date of this year as compared to the comparable periods in 2005, an increase of approximately 14% and 12% respectively," Mr. Dilworth said. "Our cash flow from operations continues to be strong, unaffected by our increased deferred income and the non-cash expenses of both our stock-option based compensation and the amortization of our patent portfolio," Mr. Dilworth continued. "Because of this, we are very comfortable with the new initiatives we are investing in this year. We are increasing the size of both our engineering staff and consultants, we have recently hired a new Vice President of Engineering and have established a subsidiary in placecountry-regionIsrael in order to improve and expand our product development and support capabilities. Additionally, we have expanded our sales and marketing activities and have recently hired a new sales engineer in placeEurope in order to better serve our customers in that region. We also continue to aggressively protect and maximize the value of our intellectual property," Mr. Dilworth concluded.

About GraphOn Corporation

GraphOn Corporation is an innovative provider of cost-effective, advanced solutions that help customers access applications from anywhere. GraphOn's high-performance software provides fast remote access, cross-platform connectivity, and a centralized architecture that delivers a dramatically lower cost of ownership. The company's solutions run under Microsoft (MSFT) Windows, Linux, and UNIX, including Sun (SUNW) Solaris, IBM AIX, Hewlett-Packard (HPQ) HP-UX, and more. GraphOn is located in CityplaceSanta Cruz, StateCA and is traded on the Over the Counter Bulletin Board under the ticker GOJO (OTCBB:GOJO). For more information, please visit the company's Web site at http://www.graphon.com.

This press release contains statements that are forward looking as that term is defined by the United States Private Securities Litigation Reform Act of 1995. These statements are based on current expectations that are subject to risks and uncertainties. Actual results will differ due to factors such as shifts in customer demand, product shipment schedules, product mix, competitive products and pricing, technological shifts and other variables. Readers are referred to GraphOn's most recent periodic and other reports filed with the Securities and Exchange Commission.

GraphOn and GO-Global are a registered trademarks of GraphOn Corp. All other trademarks belong to their respective owners.


                                      # # #



 GRAPHON CORPORATION
 Condensed Consolidated Balance Sheet
                                                                UNAUDITED
                                                                 June 30,
                                                                  2006
                                                           --------------------
                                                                 ($000s)

 Cash and cash equivalents                                  $          3,138
 Other current assets                                                    929
                                                           --------------------
 Total current assets                                                  4,067


 Patents, net                                                          4,075
 Property and equipment, net and other assets                            160
                                                           --------------------
 Total assets                                               $          8,302
                                                           ====================


 Current liabilities                                        $            610
 Deferred Revenue - Short Term                                         1,110
 Deferred Revenue - Long Term                                          1,025
 Shareholders' equity                                                  5,557
                                                           --------------------
 Total liabilities and shareholders' equity                 $          8,302
                                                           ====================


  Condensed Consolidated Statements of Operations


                                                                    UNAUDITED                             UNAUDITED
                                                           Three months ended June 30,             Six months ended June 30,
                                                          --------------  --------------        --------------  --------------
                                                               2006            2005                  2006            2005
                                                          --------------  --------------        --------------  --------------
                                                          ($000s, except per share data)        ($000s, except per share data)

 Revenue                                                  $       1,451   $       1,276         $       2,757   $       2,456
 Cost of revenue                                                    151             131                   262             252
                                                          --------------  --------------        --------------  --------------
 Gross profit                                                     1,300           1,145                 2,495           2,204
                                                          --------------  --------------        --------------  --------------

 Selling and marketing                                              426             342                   840             677
 General and administrative                                         925             768                 1,915           1,495
 Research and development                                           452             313                   846             636
                                                          --------------  --------------        --------------  --------------
 Total operating expenses                                         1,803           1,423                 3,601           2,808
                                                          --------------  --------------        --------------  --------------

 Loss from operations                                              (503)           (278)               (1,106)           (604)
 Other income, net                                                   12              11                    22              18
                                                          --------------  --------------        --------------  --------------
 Loss before income taxes                                          (491)           (267)               (1,084)           (586)

 Income taxes                                                         3             -                       3             -
                                                          --------------  --------------        --------------  --------------
 Net loss                                                          (494)           (267)               (1,087)           (586)
 Deemed dividends on preferred stock                                -               -                     -            (4,000)
                                                          --------------  --------------        --------------  --------------
 Loss attributable to common shareholders                 $        (494)  $        (267)        $      (1,087)  $      (4,586)
                                                          ==============  ==============        ==============  ==============

 Basic and diluted loss per share                         $       (0.01)  $       (0.01)        $       (0.02)  $       (0.12)
                                                          ==============  ==============        ==============  ==============

 Weighted average shares outstanding                         46,192,250      46,147,047            46,188,073      37,432,395
                                                          ==============  ==============        ==============  ==============
